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                                                                      DODIE KENT
                                                                  Vice President
                                                   and Associate General Counsel
                                                                  (212) 314-3970
                                                                  (212) 707-1791

[MONY -- AN AXA FINANCIAL COMPANY
LOGO]                                                             LAW DEPARTMENT

                                                                  March 13, 2012

MONY Life Insurance Company of America
1290 Avenue of the Americas
New York, NY 10104

Dear Sirs:

       This opinion is furnished in connection with the filing by MONY Life Insurance Company of America ("MONY America") of a Form S-l Registration Statement of MONY America for the purpose of registering interests in the Market Stabilizer Option/(R)/ ("Interests") under the Securities Act of 1933.

       I have examined such corporate records of MONY America and provisions of the Arizona Insurance Law as are relevant to authorization and issuance of the Contracts and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. MONY America is a corporation duly organized and validly existing under the laws of the State of Arizona.

2. The Interests are duly authorized and, when issued in accordance with applicable regulatory approvals, represent validly issued and binding obligations of MONY America.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ Dodie Kent
                                             -----------------------------
                                                 Dodie Kent

cc: Christopher E. Palmer, Esq.